                                                                   ------------------------------
                               UNITED STATES                                OMB APPROVAL
                    SECURITIES AND EXCHANGE COMMISSION             ------------------------------
                          Washington, D.C. 20549                   OMB Number 3235-0145
                                                                   ------------------------------
                                                                   Expires:   January 31, 2006
                                                                   ------------------------------
                                                                   Estimated average burden
                                                                   hours per response . . . 11

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)

                           Caliper Life Sciences, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    130872104
-------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2005
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        |x|       Rule 13d-1(b)

                  Rule 13d-1(c)

                  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).








                                PAGE 1 OF 8 PAGES

----------------------                                    ---------------------
CUSIP No. 130872104                 13G                   Page  2  of  8  Pages
----------------------                                    ---------------------

-------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

           Manulife Financial Corporation

-------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)  |_|
                                                                  (b)  |_|
           N/A
-------------------------------------------------------------------------------
    3      SEC USE ONLY

-------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Canada

-------------------------------------------------------------------------------
                       5     SOLE VOTING POWER

                             -0-
                       --------------------------------------------------------
    Number of          6     SHARED VOTING POWER
      Shares
   Beneficially              -0-
     Owned by          --------------------------------------------------------
       Each            7     SOLE DISPOSITIVE POWER
    Reporting
      Person                 -0-
       With            --------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-
-------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           None, except through its indirect,  wholly-owned  subsidiaries,  MFC
           Global  Investment  Management  (U.S.A.)  Limited  and John  Hancock
           Advisers, LLC

-------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
-------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           See line 9 above.
-------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           HC
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                PAGE 2 OF 8 PAGES

----------------------                                    ---------------------
CUSIP No. 130872104                 13G                   Page  3  of  8  Pages
----------------------                                    ---------------------

-------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

           MFC Global Investment Management (U.S.A.) Limited

-------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)  |_|
                                                                  (b)  |_|
           N/A
-------------------------------------------------------------------------------
    3      SEC USE ONLY

-------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Canada

-------------------------------------------------------------------------------
                       5     SOLE VOTING POWER

                             -0-
                       --------------------------------------------------------
    Number of          6     SHARED VOTING POWER
      Shares
   Beneficially              11,110
     Owned by          --------------------------------------------------------
       Each            7     SOLE DISPOSITIVE POWER
    Reporting
      Person                 -0-
       With            --------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             11,110
-------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           11,110
-------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
-------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           .03%
-------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IA
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                PAGE 3 OF 8 PAGES

----------------------                                    ---------------------
CUSIP No. 130872104                 13G                   Page  4  of  8  Pages
----------------------                                    ---------------------

-------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

           John Hancock Advisers, LLC

-------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)  |_|
                                                                  (b)  |_|
           N/A
-------------------------------------------------------------------------------
    3      SEC USE ONLY

-------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------------------------------------------------------------------
                       5     SOLE VOTING POWER

                             1,116,504
                       --------------------------------------------------------
    Number of          6     SHARED VOTING POWER
      Shares
   Beneficially              -0-
     Owned by          --------------------------------------------------------
       Each            7     SOLE DISPOSITIVE POWER
    Reporting
      Person                 -0-
       With            --------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             1,116,504
-------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,116,504
-------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
-------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           3%
-------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IA
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                PAGE 4 OF 8 PAGES

Attention:  Intentional  misstatements  or omissions of fact constitute  Federal criminal violations (See 18 U.S.C. 1001)

   Item 1(a)    Name of Issuer:
                ---------------
                Caliper Life Sciences, Inc.

   Item 1(b)    Address of Issuer's Principal Executive Offices:
                ------------------------------------------------
                68 Elm Street
                Hopkinton, MA 01748

   Item 2(a)    Name of Person Filing:
                ----------------------
                This filing is made on behalf of Manulife Financial Corporation ("MFC"), and MFC's indirect, wholly-owned subsidiaries MFC Global Investment Management (U.S.A.) Limited ("MFC Global") and John Hancock Advisers LLC ("JHA").

   Item 2(b)    Address of the Principal Offices:
                ---------------------------------
                The principal business office of MFC and MFC Global is located at 200 Bloor Street, East, Toronto, Ontario, Canada, M4W 1E5; and JHA is located at 601 Congress Street, Boston, Massachusetts 02210.

   Item 2(c)    Citizenship:
                ------------
                MFC and MFC Global are organized and exist under the laws of Canada. JHA is organized and exist under the laws of the State of Delaware.

   Item 2(d)    Title of Class of Securities:
                -----------------------------
                Common Stock

   Item 2(e)    CUSIP Number:
                -------------
                130872104

   Item 3 If the Statement is being filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                MFC:        (g) (X) Parent Holding Company, in accordance
                                    with ss.240.13d-1(b)(ii)(G).

                MFC Global: (e) (X) Investment Adviser registered under
                                    ss.203 of the Investment Advisers Act
                                    of 1940.

                IIA:        (e) (X) Investment Adviser registered under
                                    ss.203 of the Investment Advisers Act
                                    of 1940.

   Item 4       Ownership:
                ----------

                (a) Amount   Beneficially   Owned:  MFC  Global  has  beneficial
                    ownership of 11,110 shares of Common Stock and JHA has beneficial ownership of 1,116,504 shares of Common Stock. Through its parent-subsidiary relationship to MFC Global and JHA, MFC may be deemed to have beneficial ownership of these same shares.

                (b) Percent of Class:
                    Of the 33,413,838 shares outstanding as of October 31, 2005 according to the issuer's quarterly report on form 10-Q for the period ended September 30, 2005, MFC Global held .001% and JHA held 3.4%.


                                PAGE 5 OF 8 PAGES

                (c) Number of shares as to which the person has:

                    (i) sole power to vote or to direct the vote:
                        JHA has sole power to vote or to direct the voting of the shares of Common Stock it beneficially owns.

                   (ii) shared power to vote or to direct the vote:
                        MFC Global has shared power to vote or to direct the voting of the shares it beneficially owns.

                  (iii) sole power to dispose or to direct the disposition of:
                        -0-

                   (iv) shared power to dispose or to direct the disposition of:
                        MFC Global and JHA each has shared power to dispose or to direct the disposition of the shares beneficially owned by each of them.


   Item 5       Ownership of Five Percent or Less of a Class:
                ---------------------------------------------
                If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following (X).

   Item 6       Ownership of More than Five Percent on Behalf of Another Person:
                ----------------------------------------------------------------
                Not applicable.

   Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
                ---------------------------------------------------------
                See Items 3 and 4 above.

   Item 8       Identification and Classification of Members of the Group:
                ----------------------------------------------------------
                Not applicable.

   Item 9       Notice of Dissolution of a Group:
                ---------------------------------
                Not applicable.

   Item 10      Certification:
                --------------
                By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                PAGE 6 OF 8 PAGES

                                    SIGNATURE

     After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

                               Manulife Financial Corporation

                               By:      /s/ Angela Shaffer
                                        ----------------------
                                        Name:   Angela Shaffer
                                        Title:  Vice President and
Dated:  February 8, 2006                        Corporate Secretary


                               MFC Global Investment Management (U.S.A.) Limited

                               By:      /s/ Gordon Pansegrau
                                        --------------------
                                        Name:   Gordon Pansegrau
                                        Title:  General Counsel, Secretary and
Dated:  February 8, 2006                        Chief Compliance Officer


                               John Hancock Advisers, LLC

                               By:      /s/Al Ouellette
                                        ---------------
                                        Name:   Al Ouellette
                                        Title:  Assistant Vice President and
Dated:  February 8, 2006                        Senior Counsel




                                PAGE 7 OF 8 PAGES

EXHIBIT A

                             JOINT FILING AGREEMENT
                             ----------------------

      Manulife Financial Corporation, MFC Global Investment Management (U.S.A.) Limited and John Hancock Advisers, LLC agree that the Terminated Schedule 13G (Amendment No. 1) to which this Agreement is attached, relating to the Common Stock of Caliper Life Sciences, Inc. is filed on behalf of each of them.


                               Manulife Financial Corporation

                               By:      /s/ Angela Shaffer
                                        ----------------------
                                        Name:   Angela Shaffer
                                        Title:  Vice President and
Dated:  February 8, 2006                        Corporate Secretary


                               MFC Global Investment Management (U.S.A.) Limited

                               By:      /s/ Gordon Pansegrau
                                        --------------------
                                        Name:   Gordon Pansegrau
                                        Title:  General Counsel, Secretary and
Dated:  February 8, 2006                        Chief Compliance Officer


                                John Hancock Advisers, LLC

                               By:      /s/Al Ouellette
                                        ---------------
                                        Name:   Al Ouellette
                                        Title:  Assistant Vice President and
Dated:  February 8, 2006                        Senior Counsel




                                PAGE 8 OF 8 PAGES